EXHIBIT 11.1

                         Jefferson Smurfit Corporation
                       Calculation of Per Share Earnings
                     (In millions, except per share data)

                                                         Three months ended
                                                             March 31,
                                                         1998          1997

Income (loss) before extraordinary item                 $  11          $ (7)

Loss from extraordinary item                              (13)

Net loss                                                $  (2)         $ (7)




Weighted average shares outstanding
   for basic earnings per share                           111           111

Effect of diluted securities
   Employee stock options                                   1             1

Weighted average shares outstanding
   for diluted earnings per share                         112           112




Basic per share amounts:

Income (loss) before extraordinary item                 $ .10          $(.06)

Loss from extraordinary item                             (.12)

Net loss                                                $(.02)         $(.06)




Diluted per share amounts:

Income (loss) before extraordinary item                 $ .10          $(.06)

Loss from extraordinary item                             (.12)

Net loss                                                $(.02)         $(.06)